CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 14, 2007 on the December 31, 2006 financial statements and financial highlights of First Investors Tax Exempt Money Market Fund, First Investors Insured Intermediate Tax Exempt Fund, First Investors Insured Tax Exempt Fund, First Investors Insured Tax Exempt Fund II, and the eighteen Funds comprising First Investors Single State Insured Tax Exempt Fund.  Such financial statements and financial highlights appear in the 2006 Annual Report and are incorporated by reference in the Post Effective Amendment to the Registration Statement on Form N-lA of First Investors Tax Exempt Funds.  We also consent to the references to our Firm in such Registration Statement.

/s/ Tait, Weller & Baker LLP

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 25, 2007